Exhibit 99.1

Investor Relations:	Deborah Abraham
Vice President, Investor Relations
(212) 287-8289

FOR IMMEDIATE RELEASE

WARNACO REPORTS THIRD QUARTER FISCAL 2011 RESULTS
______________________________________________________________________

NEW YORK – November 3, 2011 -- The Warnaco Group, Inc. (NYSE: WRC) today reported results for the third quarter ended October 1, 2011.

Highlights for the third quarter:

•	Net revenues increased 8%, to $645.1 million, compared to the prior year quarter
•	International net revenues increased 16% compared to the prior year quarter
•	Direct-to-consumer net revenues increased 31%, including a 2% increase in comparable store sales, compared to the prior year quarter
•	Income per diluted share from continuing operations was $1.13 compared to $0.90 in the prior year quarter
•
Income per diluted share from continuing operations on an adjusted, non-GAAP, basis was $1.07 compared to $1.04 in the prior year quarter (both of which exclude restructuring expenses, pension expenses, tax related items and other items)

•	The Company purchased approximately 2.5 million shares of its common stock for approximately $123.2 million pursuant to its share repurchase programs

The accompanying tables provide a reconciliation of actual results to the adjusted, non-GAAP, results.

The Company believes it is valuable for users of the Company's financial statements to be made aware of the adjusted financial information, as such measures are used by management to evaluate the operating performance of the Company's continuing businesses on a comparable basis and to make operating and strategic decisions.  In addition, the Company uses performance targets based, in part, on non-GAAP income from continuing operations and non-GAAP operating income as a component of the measurement of certain employee incentive compensation.

"Our globally diverse operating model enabled us to deliver another solid quarter of revenue growth and achieve significant progress toward our long-term expansion goals," said Joe Gromek, Warnaco's President and CEO.  "Disciplined investment in our long-term growth strategies --maximizing our Calvin Klein businesses, expanding globally and growing our direct-to-consumer footprint --drove a 10% increase in our worldwide Calvin Klein net revenues, a 16% increase in our international net revenues and a 31% increase in our direct-to-consumer net revenues."

"Total Company net revenues grew 8% over the prior year quarter, led by powerful growth in Asia and Latin America, which more than offset an anticipated reduction in U.S. net revenues, primarily associated with the timing of shipments to certain value channels. Our direct-to-consumer growth was driven by increased square footage and positive comparable store sales. We ended the quarter with just over 1.0 million square feet of directly operated retail."

"We again reported strong operating results in Asia and Latin America," added Gromek.  "And, despite difficult market conditions in parts of Europe and gross margin pressure in the U.S. market, we were able to maintain a double digit operating margin in the quarter."

"Our Calvin Klein brand continues to resonate well with consumers globally, and we see significant opportunities to capitalize on this powerful brand equity, especially in emerging markets.  As we move through the fourth quarter, we believe we are well positioned to deliver strong operating results. Looking ahead to fiscal 2012, our direct-to-consumer and international initiatives, together with lower input costs and supply chain efficiencies, are expected to drive gross margin and operating margin expansion. Accordingly, we remain confident in our strategies, which we believe have us poised to generate sustained long-term growth and enhance shareholder value."

Fiscal 2011 Outlook

For fiscal 2011, on an adjusted, non-GAAP basis (excluding restructuring expense, certain tax related items and assuming minimal pension expense) and based on recent foreign currency exchange rates, the Company continues to anticipate:

•	Net revenues will grow 10% - 12% compared to fiscal 2010, and
•	Adjusted income per diluted share from continuing operations in the range of $4.00 - $4.15.

Schedule 7 of the accompanying tables provides a reconciliation of expected income per diluted share from continuing operations, on a GAAP basis (assuming minimal pension expense and based on recent foreign currency exchange rates), of $4.08- $4.19 to the fiscal 2011 outlook above.

Third Quarter Highlights

Total Company

Net revenues increased 8% to $645.1 million, compared to the prior year period.

All three of the Company's segments (Sportswear, Intimate Apparel and Swimwear) reported revenue gains, led by Intimate Apparel and Sportswear.  International net revenues rose 16% (9% in constant dollars (see accompanying tables for discussion of constant currency financial information, a non-GAAP financial measure)) compared to the prior year quarter and more than offset a 3% decline in U.S. net revenues.  Direct-to-consumer net revenue growth of 31% (21% in constant dollars), reflecting a 35% increase in square footage and 2% increase in comparable store sales, supported the Company's international performance.

Gross profit increased 4% to $279.7 million compared to the prior year quarter while gross margin declined 170 basis points to 43% of net revenues.  Increased product costs, a higher level of customer allowances and challenging business conditions, in select markets, adversely affected total Company gross margin, offsetting strong gross margins in the Company's Asian business.

SG&A expense increased 7% compared to the prior year quarter, to $212.0 million. However, as a percent of net revenue, SG&A declined 30 basis points to 33%.  The dollar increase was driven primarily by the growth in the Company's direct-to-consumer business, partially offset by a planned decrease in marketing expense (due to the timing of the Company's product launches), as well as a year-over-year reduction in the accrual for performance based compensation expense.  Also included in SG&A is approximately $7.2 million of restructuring expense (compared to $1.7 million in the prior year period) primarily related to the rationalization of select international operations, lease termination costs for certain retail stores and costs related to office and warehouse closures.

Operating income was $64.8 million, or 10% of net revenues, compared to $67.9 million, or 11% of net revenues, in the prior year quarter.  Ongoing strength in the Company's Asia and Latin America businesses partially offset declines in Europe, the U.S. and Canada.  Income from continuing operations was $48.8 million, or $1.13 per diluted share, compared to $41.5 million, or $0.90 per diluted share, in the prior year quarter.

Income from continuing operations for the third quarter of fiscal 2011 includes a tax benefit of approximately $8.6 million, primarily associated with a reduction in the reserve for uncertain tax positions in certain foreign jurisdictions.

On an adjusted, non-GAAP basis (excluding restructuring expenses, pension expense, certain tax related items and other items), income from continuing operations was $46.1 million, or $1.07 per diluted share, compared to $47.9 million, or $1.04 per diluted share, in the prior year period.

The effective tax rate in the quarter was 18% and reflects the $8.6 million tax benefit described above.  The Company's adjusted non-GAAP effective tax rate in the quarter (excluding the $8.6 million tax benefit) was approximately 31.1%.

The effect of fluctuations in foreign currency exchange rates for the quarter increased net revenues, gross profit and SG&A by $26.3 million, $9.9 million and $13.2 million, respectively, compared to the prior year quarter and decreased income from continuing operations by approximately $3.9 million, or $0.09 per diluted share.  An additional discussion regarding the effects of fluctuations in foreign currency exchange rates on operating results can be found in the Company's Form 10-Q, for the quarter ended October 1, 2011, which is being filed with the Securities and Exchange Commission.

Balance Sheet

Cash and cash equivalents at October 1, 2011 were $179.3 million compared to $213.4 million at October 2, 2010. During the quarter the Company used $123.2 million to purchase approximately 2.5 million shares of its common stock under its share repurchase programs.

Inventories at October 1, 2011 were $392.1 million, up $67.6 million (or 21%), compared to $324.4 million at October 2, 2010.  Considerably higher product costs and an acceleration of the Company's direct-to-consumer expansion contributed to the increase.  While comfortable with the quality of its inventory, the Company expects year-end inventory will be better aligned with sales growth.

"In the quarter, we continued to use our strong balance sheet to invest in our long-term strategies.  We also returned approximately $123.2 million of capital to our shareholders through share repurchases.  These share repurchases, as well as a lower effective tax rate, compared to the prior year period, benefited our adjusted diluted earnings per share from continuing operations," commented Larry Rutkowski, Warnaco's Chief Financial Officer.

Conference Call Information

Stockholders and other persons are invited to listen to the third quarter fiscal 2011 earnings conference call scheduled for today, Thursday, November 3, 2011, at 4:30 p.m. EDT.  To participate in Warnaco's conference call, dial (877) 692-2592 approximately five minutes prior to the 4:30 p.m. start time.  The call will also be broadcast live over the Internet at www.warnaco.com.  An online archive will be available following the call.

This press release was furnished to the SEC (www.sec.gov) and may also be accessed through the Company's internet website: www.warnaco.com.

ABOUT WARNACO
The Warnaco Group, Inc., headquartered in New York, is a leading global apparel company engaged in the business of designing, sourcing, marketing and selling men's, women's and children's sportswear and accessories, intimate apparel, and swimwear under such owned and licensed brands as Calvin Klein®, Speedo®, Chaps®, Warner's® and Olga®.  For more information, visit www.warnaco.com.

FORWARD-LOOKING STATEMENTS

The Warnaco Group, Inc. notes that this press release, the conference call scheduled for November 3, 2011 and certain other written, electronic and oral disclosure made by the Company from time to time, may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties and reflect, when made, the Company's estimates, objectives, projections, forecasts, plans, strategies, beliefs, intentions, opportunities and expectations. Actual results may differ materially from anticipated results, targets or expectations and investors are cautioned not to place undue reliance on any forward-looking statements. Statements other than statements of historical fact, including, without limitation, future financial targets, are forward-looking statements. These forward-looking statements may be identified by, among other things, the use of forward-looking language, such as the words "believe," "anticipate," "estimate," "expect," "intend," "may," "project," "scheduled to," "seek," "should," "will be," "will continue," "will likely result," "targeted", or the negative of those terms, or other similar words and phrases or by discussions of intentions or strategies.

The following factors, among others and in addition to those described in the Company's reports filed with the SEC (including, without limitation, those described under the headings "Risk Factors" and "Statement Regarding Forward-Looking Disclosure," as such disclosure may be modified or supplemented from time to time), could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by it: the Company's ability to execute its repositioning and sale initiatives (including achieving enhanced productivity and profitability) previously announced; deterioration in global or regional or other macro-economic conditions that affect the apparel industry, including turmoil in the financial and credit markets; the Company's failure to anticipate, identify or promptly react to changing trends, styles, or brand preferences; further declines in prices in the apparel industry and other pricing pressures; declining sales resulting from increased competition in the Company's markets; increases in the prices of raw materials or costs to produce or transport products; events which result in difficulty in procuring or producing the Company's products on a cost-effective basis; the effect of laws and regulations, including those relating to labor, workplace and the environment; possible additional tax liabilities; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; the Company's ability to protect its intellectual property or the costs incurred by the Company related thereto; the risk of product safety issues, defects or other production problems associated with the Company's products; the Company's dependence on a limited number of customers; the effects of consolidation in the retail sector; the Company's dependence on license agreements with third parties including, in particular, its license agreement with CKI, the licensor of the Company's Calvin Klein brand name; the Company's dependence on the reputation of its brand names, including, in particular, Calvin Klein; the Company's exposure to conditions in overseas markets in connection with the Company's foreign operations and the sourcing of products from foreign third-party vendors; the Company's foreign currency exposure; unanticipated future internal control deficiencies or weaknesses or ineffective disclosure controls and procedures; the effects of fluctuations in the value of investments of the Company's pension plan; the sufficiency of cash to fund operations, including capital expenditures; the Company recognizing impairment charges for its long-lived assets, uncertainty over the outcome of litigation matters and other proceedings; the Company's ability to service its indebtedness, the effect of changes in interest rates on the Company's indebtedness that is subject to floating interest rates and the limitations imposed on the Company's operating and financial flexibility by the agreements governing the Company's indebtedness; the Company's dependence on its senior management team and other key personnel; the Company's reliance on information technology; the limitations on purchases under the Company's share repurchase program contained in the Company's debt instruments, the number of shares that the Company purchases under such program and the prices paid for such shares; the Company's inability to achieve its financial targets and strategic objectives, as a result of one or more of the factors described above, changes in the assumptions underlying the targets or goals, or otherwise; the  inability to successfully implement restructuring and disposition activities; the failure of acquired businesses to generate expected levels of revenues; the failure of the Company to successfully integrate such businesses with its existing businesses (and as a result, not achieving all or a substantial portion of the anticipated benefits of such acquisitions); and such acquired businesses being adversely affected, including by one or more of the factors described above and thereby failing to achieve anticipated revenues and earnings growth.

The Company encourages investors to read the section entitled "Risk Factors" and the discussion of the Company's critical accounting policies under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Discussion of Critical Accounting Policies" included in the Company's Annual Report on Form 10-K for the year ended January 1, 2011, as such discussions may be modified or supplemented by subsequent reports that the Company files with the SEC. The discussion in this press release is not exhaustive but is designed to highlight important factors that may affect actual results. Forward-looking statements speak only as of the date on which they are made, and, except for the Company's ongoing obligation under the U.S. federal securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, excluding per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010

Net revenues	$645,121	$596,761	$1,898,669	$1,704,259
Cost of goods sold	365,412	327,736	1,065,552	938,374
Gross profit	279,709	269,025	833,117	765,885
Selling, general and administrative expenses	212,000	198,129	637,491	554,962
Amortization of intangible assets	3,263	3,021	9,548	8,275
Pension income	(310)	(22)	(931)	(65)
Operating income	64,756	67,897	187,009	202,713
Other loss (income)	1,357	(1,899)	498	5,651
Interest expense	4,986	2,953	11,142	12,190
Interest income	(986)	(699)	(2,542)	(2,192)
Income from continuing operations before provision
for income taxes and noncontrolling interest	59,399	67,542	177,911	187,064
Provision for income taxes	10,770	26,102	39,184	67,285
Income from continuing operations before noncontrolling interest	48,629	41,440	138,727	119,779
Income (loss) from discontinued operations, net of taxes	(4,177)	57	(4,741)	(373)
Net income	44,452	41,497	133,986	119,406
Less: Net income attributable to the noncontrolling interest	(159)	-	(159)	-
Net income attributable to Warnaco Group, Inc.	44,611	41,497	134,145	119,406

Amounts attributable to Warnaco Group, Inc. common shareholders:
Income from continuing operations, net of tax	$48,788	$41,440	$138,886	$119,779
Income (Loss) from discontinued operations, net of tax	(4,177)	57	(4,741)	(373)
Net Income	$44,611	$41,497	$134,145	$119,406

Basic income per common share:
Income from continuing operations	$1.15	$0.92	$3.18	$2.64
Loss from discontinued operations	(0.10)	-	(0.11)	(0.01)
Net income	$1.05	$0.92	$3.07	$2.63

Diluted income per common share:
Income from continuing operations	$1.13	$0.90	$3.11	$2.58
Loss from discontinued operations	(0.10)	-	(0.11)	(0.01)
Net income	$1.03	$0.90	$3.00	$2.57

Weighted average number of shares outstanding used in
computing income per common share:
Basic	41,713,958	44,553,898	43,076,120	44,813,952
Diluted	42,581,100	45,465,691	44,023,646	45,806,530

Schedule 2

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	October 1, 2011	January 1, 2011	October 2, 2010

ASSETS
Current assets:
Cash and cash equivalents	$179,326	$191,227	$213,409
Accounts receivable, net	341,406	318,123	346,464
Inventories	392,073	310,504	324,439
Assets of discontinued operations	-	125	112
Other current assets	174,355	158,659	147,421
Total current assets	1,087,160	978,638	1,031,845

Property, plant and equipment, net	129,205	129,252	127,157
Intangible and other assets	596,406	545,382	525,466
TOTAL ASSETS	$1,812,771	$1,653,272	$1,684,468

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$47,773	$32,172	$69,607
Accounts payable and accrued liabilities	392,359	380,275	388,568
Taxes	34,906	38,219	43,431
Liabilities of discontinued operations	7,048	18,800	8,365
Total current liabilities	482,086	469,466	509,971
Long-term debt	209,552	-	-
Other long-term liabilities	206,529	211,200	194,880
Redeemable non-controlling interest	15,200	-	-
Total stockholders' equity	899,404	972,606	979,617
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,812,771	$1,653,272	$1,684,468

NET CASH AND CASH EQUIVALENTS (NET DEBT)	$(77,999)	$159,055	$143,802

Schedule 3

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands)
(Unaudited)

Net revenues:	Three Months Ended	Three Months Ended	Increase /	%	Constant $
	October 1, 2011	October 2, 2010	(Decrease)	Change	% Change (a)
Sportswear Group	$357,935	$337,020	$20,915	6.2%	1.3%
Intimate Apparel Group	247,880	223,081	24,799	11.1%	7.0%
Swimwear Group	39,306	36,660	2,646	7.2%	5.0%
Net revenues	$645,121	$596,761	$48,360	8.1%	3.7%

	Three Months Ended	% of Group	Three Months Ended	% of Group
	October 1, 2011	Net Revenues	October 2, 2010	Net Revenues
Operating income (loss):
Sportswear Group (b), (c)	$34,129	9.5%	$51,309	15.2%
Intimate Apparel Group (b), (c)	38,620	15.6%	39,939	17.9%
Swimwear Group (b), (c)	(3,352)	-8.5%	(3,794)	-10.3%
Unallocated corporate expenses (b), (c)	(4,641)	na	(19,557)	na
Operating income	$64,756	na	$67,897	na

Operating income as a percentage of
total net revenues	10.0%		11.4%

(a)
Reflects the percentage increase in net revenues for the Three Months Ended October 1, 2011, compared to the Three Months Ended October 2, 2010, assuming foreign based net revenues for the Three Months Ended October 1, 2011 are translated into U.S. dollars using the same foreign currency exchange rates that were used in the calculation of net revenues for the Three Months Ended October 2, 2010. See Schedule 6a.

(b)
Amounts related to certain shared services expenses incurred in the U.S. during the Three Months Ended October 2, 2010 have been reclassified to the international operating units and reclassified within the U.S operating units resulting in a decrease (increase) in operating income of the Sportswear Group ($1,730), Intimate Apparel Group ($1,053), Swimwear Group (($315)) and Unallocated corporate expenses (($2,468)) in order to conform to the current period presentation. Shared services expenses included in the operating income of the business groups are as follows:

	Three Months Ended	Three Months Ended
	October 1, 2011	October 2, 2010
Sportswear Group	$6,970	$6,935
Intimate Apparel Group	$5,086	$4,985
Swimwear Group	$2,347	$2,238

(c)	Includes restructuring charges and other exit costs as follows:

	Three Months Ended	Three Months Ended
	October 1, 2011	October 2, 2010
Sportswear Group	$3,545	$(47)
Intimate Apparel Group	699	9
Swimwear Group	2,987	1,732
Unallocated corporate expenses	315	3
	$7,546	$1,697

Schedule 3a

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands)
(Unaudited)

Net revenues:	Nine Months Ended	Nine Months Ended	Increase /	%	Constant $
	October 1, 2011	October 2, 2010	(Decrease)	Change	% Change (a)
Sportswear Group	$983,695	$887,410	$96,285	10.9%	6.5%
Intimate Apparel Group	695,317	616,139	79,178	12.9%	9.1%
Swimwear Group	219,657	200,710	18,947	9.4%	7.8%
Net revenues	$1,898,669	$1,704,259	$194,410	11.4%	7.6%

	Nine Months Ended	% of Group	Nine Months Ended	% of Group
	October 1, 2011	Net Revenues	October 2, 2010	Net Revenues
Operating income (loss):
Sportswear Group (b), (c)	$88,686	9.0%	$123,834	14.0%
Intimate Apparel Group (b), (c)	103,627	14.9%	106,363	17.3%
Swimwear Group (b), (c)	21,421	9.8%	17,121	8.5%
Unallocated corporate expenses (b), (c)	(26,725)	na	(44,605)	na
Operating income (d), (e)	$187,009	na	$202,713	na

Operating income as a percentage of
total net revenues	9.8%		11.9%

(a)
Reflects the percentage increase in net revenues for the Nine Months Ended October 1, 2011, compared to the Nine Months Ended October 2, 2010, assuming foreign based net revenues for the Nine Months Ended October 1, 2011 are translated into U.S. dollars using the same foreign currency exchange rates that were used in the calculation of net revenues for the Nine Months Ended October 2, 2010. See Schedule 6b.

(b)
Amounts related to certain shared services expenses incurred in the U.S. during the Nine Months Ended October 2, 2010 have been reclassified to the international operating units and reclassified within the U.S operating units resulting in a decrease (increase) in operating income of the Sportswear Group ($5,134), Intimate Apparel Group ($2,809), Swimwear Group (($521)) and Unallocated corporate expenses (($7,422)) in order to conform to the current period presentation. Shared services expenses included in the operating income of the business groups are as follows:

	Nine Months Ended	Nine Months Ended
	October 1, 2011	October 2, 2010
Sportswear Group	$20,813	$20,739
Intimate Apparel Group	$14,787	$14,597
Swimwear Group	$7,572	$7,162

(c)	Includes restructuring charges as follows:

	Nine Months Ended	Nine Months Ended
	October 1, 2011	October 2, 2010
Sportswear Group	$7,169	$395
Intimate Apparel Group	3,619	122
Swimwear Group	7,253	2,446
Unallocated corporate expenses	948	847
	$18,989	$3,810

(d)
Includes a gain of $2,000 recorded during the Nine Months Ended October 1, 2011 related to the sale and assignment of the Company's Nancy Ganz trademarks in Australia and New Zealand to the Company's former licensee for cash consideration of $2,000.

(e)	Includes a gain of $1,600 recorded during the Nine Months Ended October 1, 2011 related to the recovery of an insurance claim related to a fire in a warehouse in Peru.

 Schedule 4

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY REGION
(Dollars in thousands)
(Unaudited)

By Region:	Net Revenues
	Three Months Ended October 1, 2011	Three Months Ended October 2, 2010	Increase / (Decrease)	% Change	Constant $ % Change (a)
United States	$241,764	$250,039	$(8,275)	-3.3%	-3.3%
Europe	182,265	166,749	15,516	9.3%	0.4%
Asia	129,985	101,090	28,895	28.6%	21.7%
Mexico, Central and South America	62,848	48,216	14,632	30.3%	24.4%
Canada	28,259	30,667	(2,408)	-7.9%	-13.0%
Total	$645,121	$596,761	$48,360	8.1%	3.7%

	Operating Income
	Three Months Ended October 1, 2011	Three Months Ended October 2, 2010 (b)	Increase / (Decrease)	% Change
United States	$21,926	$29,918	$(7,992)	-26.7%
Europe	8,133	26,109	(17,976)	-68.8%
Asia	24,218	18,253	5,965	32.7%
Mexico, Central and South America	11,635	7,029	4,606	65.5%
Canada	3,485	6,145	(2,660)	-43.3%
Unallocated corporate expenses	(4,641)	(19,557)	14,916	76.3%
Total	$64,756	$67,897	$(3,141)	-4.6%

(a)	Reflects the percentage increase (decrease) in net revenues for the Three Months Ended October 1, 2011, compared to the Three Months Ended October 2, 2010, assuming foreign based net revenues for the Three Months Ended October 1, 2011 are translated into U.S. dollars using the same foreign currency exchange rates that were used in the calculation of net revenues for the Three Months Ended October 2, 2010. See Schedule 6a.

(b)	In order to conform to the current period presentation of operating income, amounts related to certain shared services expenses incurred in the U.S. for the Three Months Ended October 2, 2010 have been reclassified to the international operating units.

Schedule 4a

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY REGION
(Dollars in thousands)
(Unaudited)

By Region:	Net Revenues
	Nine Months Ended October 1, 2011	Nine Months Ended October 2, 2010	Increase / (Decrease)	% Change	Constant $ % Change (a)
United States	$777,552	$782,753	$(5,201)	-0.7%	-0.7%
Europe	478,827	423,882	54,945	13.0%	6.0%
Asia	370,546	281,655	88,891	31.6%	25.3%
Mexico, Central and South America	176,698	129,940	46,758	36.0%	26.6%
Canada	95,046	86,029	9,017	10.5%	3.4%
Total	$1,898,669	$1,704,259	$194,410	11.4%	7.6%

	Operating Income
	Nine Months Ended October 1, 2011	Nine Months Ended October 2, 2010 (b)	Increase / (Decrease)	% Change
United States	$98,079	$120,459	$(22,380)	-18.6%
Europe	5,621	44,677	(39,056)	-87.4%
Asia	69,264	49,017	20,247	41.3%
Mexico, Central and South America	31,621	20,500	11,121	54.2%
Canada	9,149	12,665	(3,516)	-27.8%
Unallocated corporate expenses	(26,725)	(44,605)	17,880	40.1%
Total	$187,009	$202,713	$(15,704)	-7.7%

(a)	Reflects the percentage increase (decrease) in net revenues for the Nine Months Ended October 1, 2011, compared to the Nine Months Ended October 2, 2010, assuming foreign based net revenues for the Nine Months Ended October 1, 2011 are translated into U.S. dollars using the same foreign currency exchange rates that were used in the calculation of net revenues for the Nine Months Ended October 2, 2010. See schedule 6b.

(b)	In order to conform to the current period presentation of operating income, amounts related to certain shared services expenses incurred in the U.S. for the Nine Months Ended October 2, 2010 have been reclassified to the international operating units.

Schedule 5

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY CHANNEL
(Dollars in thousands)
(Unaudited)

By Channel:	Net Revenues
	Three Months Ended October 1, 2011		Three Months Ended October 2, 2010		Increase / (Decrease)	% Change
Wholesale	$458,877		$454,066		$4,811	1.1%
Retail	186,244		142,695		43,549	30.5%
Total	$645,121		$596,761		$48,360	8.1%

	Operating Income
	Three Months Ended October 1, 2011	% of Net Revenues	Three Months Ended October 2, 2010	% of Net Revenues	Increase / (Decrease)	% Change
Wholesale (a)	$60,209	13.1%	$70,057	15.4%	$(9,848)	-14.1%
Retail (a)	9,188	4.9%	17,397	12.2%	(8,209)	-47.2%
Unallocated corporate expenses	(4,641)	na	(19,557)	na	14,916	76.3%
Total	$64,756	10.0%	$67,897	11.4%	$(3,141)	-4.6%

(a)	For the Three Months ended October 1, 2011 and Three Months ended October 2, 2010 wholesale operating income includes an intercompany profit of $10,602 and $5,880, respectively, related to certain inventories sold by the retail business to end consumers.

Conversely, for the Three Months ended October 1, 2011 and Three Months ended October 2, 2010 retail operating income includes an intercompany charge of $10,602 and $5,880, respectively, related to these inventories.

 Schedule 5a

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY CHANNEL
(Dollars in thousands)
(Unaudited)

By Channel:	Net Revenues
	Nine Months Ended October 1, 2011		Nine Months Ended October 2, 2010		Increase / (Decrease)	% Change
Wholesale	$1,370,212		$1,311,096		$59,116	4.5%
Retail	528,457		393,163		135,294	34.4%
Total	$1,898,669		$1,704,259		$194,410	11.4%

	Operating Income
	Nine Months Ended October 1, 2011	% of Net Revenues	Nine Months Ended October 2, 2010	% of Net Revenues	Increase / (Decrease)	% Change
Wholesale (a)	$178,267	13.0%	$208,894	15.9%	$(30,627)	-14.7%
Retail (a)	35,467	6.7%	38,424	9.8%	(2,957)	-7.7%
Unallocated corporate expenses	(26,725)	na	(44,605)	na	17,880	40.1%
Total	$187,009	9.8%	$202,713	11.9%	$(15,704)	-7.7%

(a)	For the Nine Months Ended October 1, 2011 and Nine Months Ended October 2, 2010 wholesale operating income includes an intercompany profit of $25,821 and $15,784 respectively, related to certain inventories sold by the retail business to end consumers.

Conversely, for the Nine Months Ended October 1, 2011 and Nine Months Ended October 2, 2010 retail operating income includes an intercompany charge of $25,821 and $15,784, respectively, related to these inventories.

Schedule 6

THE WARNACO GROUP, INC.
NON-GAAP MEASURES
(Dollars in thousands, excluding per share amounts)
(Unaudited)

The Company’s reported financial results are presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The reported operating income, income from continuing operations and diluted earnings per share from continuing operations reflect certain items which affect the comparability of those reported results. Those financial results are also presented on a non-GAAP basis, as defined by Regulation S-K section 10(e) issued by the Securities and Exchange Commission to exclude the effect of these items. The Company’s computation of these non-GAAP measures may vary from others in its industry. These non-GAAP financial measures are not intended to be, and should not be, considered in isolation from or as a substitute for the most directly comparable GAAP financial measure to which they are reconciled, as presented in the following table:

	Three Months Ended*		Nine Months Ended*
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
	(Dollars in thousands, except per share amounts)

Operating income, as reported (GAAP)	$64,756	$67,897	$187,009	$202,713
Restructuring charges and pension income (a)	7,238	1,675	18,060	3,745
Brazil acquisition adjustment (b)	-	1,521	-	1,521
State franchise taxes and other (c)	-	1,269	-	1,269
Operating income, as adjusted (non-GAAP) (f)	$71,994	$72,362	$205,069	$209,248

Income from continuing operations attributable to Warnaco Group, Inc. common shareholders, as reported (GAAP)	$48,788	$41,440	$138,886	$119,779
Restructuring charges and pension, net of income tax (a)	5,486	1,403	12,825	2,743
Brazil acquisition adjustment, net of income tax (b)	-	1,004	-	1,004
State franchise taxes and other, net of income tax (c)	-	802	-	802
Costs related to the redemption of debt, net of income tax (d)	-	-	-	2,368
Taxation (e)	(8,202)	3,236	(16,528)	4,539
Income from continuing operations attributable to Warnaco Group, Inc. common shareholders, as adjusted (non-GAAP) (f)	$46,072	$47,885	$135,183	$131,235

Diluted earnings per share from continuing operations attributable to Warnaco Group, Inc. common shareholders, as reported (GAAP)	$1.13	$0.90	$3.11	$2.58
Restructuring and pension, net of income tax (a)	0.13	0.03	0.30	0.06
Brazil acquisition adjustment, net of income tax (b)	-	0.02	-	0.02
State franchise taxes and other, net of income tax (c)	-	0.02	-	0.02
Costs related to the redemption of debt, net of income tax (d)	-	-	-	0.05
Taxation (e)	(0.19)	0.07	(0.38)	0.10
Diluted earnings per share from continuing operations attributable to Warnaco Group. Inc, common shareholders, as adjusted (non-GAAP) (f)	$1.07	$1.04	$3.03	$2.83

*see footnotes on following page

Schedule 6 (cont.)

THE WARNACO GROUP, INC.
NON-GAAP MEASURES
(Dollars in thousands, excluding per share amounts)
(Unaudited)

a)	For all periods presented, this adjustment seeks to present operating income, income from continuing operations attributable to Warnaco Group, Inc. common shareholders, and diluted earnings per share from continuing operations attributable to Warnaco Group, Inc. common shareholders without the effects of restructuring charges and pension income. Restructuring charges (on a pre-tax basis) were $7,548 and $18,991 for the Three and Nine Months Ended October 1, 2011, respectively, and $1,697 and $3,810 for the Three and Nine Months Ended October 2, 2010, respectively. Pension income (on a pre-tax basis) was $310 and $931 for the Three and Nine Months Ended October 1, 2011, respectively and $22 and $65 for the Three and Nine Months Ended October 2, 2010, respectively. The income tax rates used to compute the income tax effect related to this adjustment correspond to the local statutory tax rates of the reporting entities that incurred restructuring charges or recognized pension income.

b)	For the Three and Nine Months Ended October 2, 2010, this adjustment seeks to present operating income, income from continuing operations attributable to Warnaco Group, Inc. common shareholders and diluted earnings per share from continuing operations attributable to Warnaco Group, Inc. common shareholders without the effects of an additional charge related to an adjustment to the contingent consideration to be paid for the business acquired in Brazil in 2009 of $1,521 ($1,004 after tax). The income tax rate used to compute the income tax effect related to this adjustment corresponds to the local statutory tax rate in Brazil.

c)	For the Three and Nine Months Ended October 2, 2010, this adjustment seeks to present operating income, income from continuing operations attributable to Warnaco Group, Inc. common shareholders and diluted earnings per share from continuing operations attributable to Warnaco Group, Inc. common shareholders excluding a charge of $1,269 ($802 after tax) for certain franchise taxes recorded during the Three Months Ended October 2, 2010 related to the correction of amounts recorded in prior periods. The amount was not material to any prior period. The income tax rates used to compute the income tax effect related to the abovementioned charge for franchise taxes correspond to the statutory tax rates in the United States.

d)	This adjustment seeks to present income from continuing operations attributable to Warnaco Group, Inc. common shareholders and diluted earnings per share from continuing operations attributable to Warnaco Group, Inc. common shareholders without the effect of the charges shown in the table above related to the repurchase of a portion of the Company's Senior Notes during the Nine Months Ended October 2, 2010. The income tax rates used to compute the income tax effect related to this adjustment correspond to the statutory tax rates in the United States.

e)	For the Three and Nine Months Ended October 1, 2011 and Three and Nine Months Ended October 2, 2010, this adjustment reflects an amount required in order to present income from continuing operations attributable to Warnaco Group, Inc. common shareholders and diluted earnings per share from continuing operations attributable to Warnaco Group, Inc. common shareholders on an adjusted (non-GAAP) basis at the Company’s forecasted normalized tax rates for Fiscal 2011 (31.1%) and Fiscal 2010 (33.5%), respectively. This adjustment excludes the effects of certain tax adjustments related to either changes in estimates in prior period tax provisions or adjustments for certain discrete tax items. Adjustments for discrete items reflect the federal, state and foreign tax effects related to: 1) income taxes associated with legal entity reorganizations and restructurings; 2) tax provision or benefit resulting from statute expirations or the finalization of income tax examinations, and 3) other adjustments not considered part of the Company's core business activities.

For 2011, this adjustment primarily reflects the following:

a.	The exclusion of a $10,900 tax benefit recorded during the Nine Months Ended October 1, 2011 associated with the recognition of pre-2004 net operating losses in a foreign jurisdiction as result of receiving a favorable ruling from that country’s taxing authority during the second quarter of 2011;

b.	The exclusion of a $7,300 tax benefit recorded during the Three Months Ended October 1, 2011 related to the reduction in the reserve for uncertain tax positions in certain foreign tax jurisdictions; and

c.	The exclusion of a $1,300 million tax benefit recorded during the Three Months Ended October 1, 2011 relating to a change in various domestic and foreign tax provision estimates for fiscal 2010 following the filing of certain of the Company’s tax returns during the Three Months Ended October 1, 2011.

For 2010, this adjustment primarily reflects the exclusion of certain tax adjustments related to errors or changes in estimates in prior period tax provisions (approximately $1,900) and adjustments for certain other discrete tax items (approximately $2,600). The adjustment related to prior period errors or estimate changes includes, among other items, a charge of approximately $1,700 recorded during the Nine Months Ended October 2, 2010 associated with the correction of an error in the 2006 through 2009 income tax provisions as a consequence of the loss of a credit related to prior year tax overpayments caused by the delayed filing of tax returns in a U.S. state taxing jurisdiction. This error was not material to any prior period.

f)	The Company believes it is valuable for users of its financial statements to be made aware of the non-GAAP financial information, as such measures are used by management to evaluate the operating performance of the Company's continuing businesses on a comparable basis and to make operating and strategic decisions. Management believes such non-GAAP measures will also enhance users' ability to analyze trends in the Company's business. In addition, the Company uses performance targets based on non-GAAP operating income and diluted earnings per share as a component of the measurement of incentive compensation.

Schedule 6a

THE WARNACO GROUP, INC.
SUPPLEMENTAL SCHEDULE
NET REVENUES ON A CONSTANT CURRENCY BASIS
(Dollars in thousands)
(Unaudited)

	Three Months Ended October 1, 2011
	GAAP	Impact of Foreign	Non-GAAP (Note 1)
	As Reported	Currency Exchange	Constant Currency
By Segment:
Sportswear Group	$357,935	$16,375	$341,560
Intimate Apparel Group	247,880	9,100	238,780
Swimwear Group	39,306	808	38,498
Net revenues	$645,121	$26,283	$618,838

By Region:
United States	$241,764	$-	$241,764
Europe	182,265	14,816	167,449
Asia	129,985	7,001	122,984
Mexico, Central and South America	62,848	2,890	59,958
Canada	28,259	1,576	26,683
Total	$645,121	$26,283	$618,838

Note 1:

The Warnaco Group, Inc. is a global company that reports financial information in U.S. dollars in accordance with GAAP.  Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues into U.S. dollars.  These rate fluctuations can have a significant effect on reported operating results.  As a supplement to the Company's reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure.  The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of changes in foreign currency translation rates.  Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in our businesses.

To calculate the increase in net revenues on a constant currency basis, net revenues for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S.dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in isolation from, or as a substitute for, our operating performance measures calculated in accordance with GAAP.  The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

Schedule 6b

THE WARNACO GROUP, INC.
SUPPLEMENTAL SCHEDULE
NET REVENUES ON A CONSTANT CURRENCY BASIS
(Dollars in thousands)
(Unaudited)

	Nine Months Ended October 1, 2011
	GAAP	Impact of Foreign	Non-GAAP*
	As Reported	Currency Exchange	Constant Currency
By Segment:
Sportswear Group	$983,695	$38,774	$944,921
Intimate Apparel Group	695,317	23,289	672,029
Swimwear Group	219,657	3,251	216,406
Net revenues	$1,898,669	$65,314	$1,833,355

By Region:
United States	$777,552	$(0)	$777,552
Europe	478,827	29,467	449,360
Asia	370,546	17,523	353,023
Mexico, Central and South America	176,698	12,234	164,464
Canada	95,046	6,090	88,956
Total	$1,898,669	$65,314	$1,833,355

*	see Note 1 on schedule 6a.

Schedule 7
THE WARNACO GROUP, INC.
SUPPLEMENTAL SCHEDULE - FISCAL 2011 OUTLOOK
(Unaudited)

NET REVENUE GUIDANCE
	Percentages
Estimated increase in net revenues in Fiscal 2011 compared to
Fiscal 2010 levels.	10.00%	to	12.00%

EARNINGS PER SHARE GUIDANCE
Diluted Income per common share from continuing operations	U.S. Dollars
GAAP basis (assuming minimal pension expense / income)	$4.08	to	$4.19
Restructuring charges (a)	0.37	to	0.41
Taxation (b)	(0.45)		(0.45)
As adjusted (Non-GAAP basis) (c)	$4.00	to	$4.15

(a)	Reflects between $16 million to $18 million of estimated restructuring charges (net of an income tax benefit of between $6 million and $8 million) primarily related to the consolidation of certain international operations in Fiscal 2011.

(b)	Primarily excludes, among other items, the effect of the following:

-	A $10.9 million tax benefit recorded during the Nine Months Ended October 1, 2011 relating to the recognition of pre-2004 net operating losses in a foreign jurisdiction as result of receiving a favorable ruling from that country's taxing authority during the second quarter of 2011;

-	A $7.3 million tax benefit recorded during the Three and Nine Months Ended October 1, 2011 relating to the reduction in the reserve for uncertain tax positions in certain foreign tax jurisdictions; and

-	A $1.3 million tax benefit recorded during the Three and Nine Months Ended October 1, 2011 relating to a change in various domestic and foreign tax provision estimates for fiscal 2010 following the filing of certain of the Company's tax returns during the Three Months Ended October 1, 2011.

(c)	The Company believes it is useful for users of its financial statements to be made aware of the "As Adjusted" (non-GAAP) forecasted diluted income per common share from continuing operations as this is one of the measures used by management to evaluate the operating performance of the Company's continuing businesses on a comparable basis. The Company believes that this non-GAAP measure will also enhance users’ ability to analyze trends in the Company’s business. In addition, the Company uses performance targets based, in part, on this non-GAAP measure as a component of the measurement of employee incentive compensation. Management does not, nor should investors, consider this non-GAAP financial measure in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.